Exhibit 1

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Digital Theater Systems, Inc.

EXECUTED this 11th day of February, 2004.

WESTON PRESIDIO CAPITAL II, L.P.

By:	WESTON PRESIDIO CAPITAL MANAGEMENT II, L.P.
Its General Partner

By:	/s/ Michael P. Lazarus
Michael P. Lazarus, Managing Partner

WESTON PRESIDIO CAPITAL MANAGEMENT II, L.P.

By:	/s/ Michael P. Lazarus
Michael P. Lazarus, Managing Partner

/s/ Michael F. Cronin
Michael F. Cronin

/s/ Michael P. Lazarus
Michael P. Lazarus

/s/ James B. McElwee
James B. McElwee